SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 18, 2003

Bowne & Co., Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-05842	13-2618477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Hudson Street, New York, NY	10014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code

(212) 924-5500

Item 5.	Other Events

      Bowne & Co., Inc. (the “Company”) announced on September 19, 2003 that it has privately sold $75.0 million principal amount of 5.00% convertible subordinated debentures due October 1, 2033 (the “Debentures”). The Debentures will be convertible into approximately 4.06 million shares of the Company’s common stock at a conversion price of $18.48 per share. The sale of the Debentures is expected to close on September 24, 2003. The Company has also granted an option to the initial purchasers for up to an additional $15.0 million in principal amount of Debentures.

      The Company intends to use the net proceeds from this sale to repay debt under its $175.0 million revolving credit facility and may redeem up to $25.0 million of its outstanding senior notes, at par. The repayment under the Company’s $175.0 million revolving credit facility will permanently reduce the aggregate commitment level of the lenders by an equal amount.

      The Debentures will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Debentures have not been and will not be registered under the Securities Act, or any state securities laws, and unless so registered may not be offered nor sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws.

      A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Except for historical information contained in the press release and this Form 8-K, the matters set forth herein and therein are forward-looking statements. The forward-looking statements set forth involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement. The information contained or incorporated in this Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

      (a) Financial Statements

      Not applicable

      (b) Pro Forma Financial Information

      Not applicable

      (c) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated September 19, 2003

Item 9.	Regulation FD Disclosure

      In connection with Bowne & Co., Inc.’s private placement of convertible subordinated debentures, the following information was provided to potential investors.

      The terms “Bowne”, the “Company”, “we”, “our”, and “us” refer to Bowne & Co., Inc. and its subsidiaries, unless the context otherwise requires. “Senior debt” means all indebtedness for money borrowed, for reimbursement of drawings under letters of credit and all hedging obligations (including, without limitation all obligations under our revolving credit facility and our senior notes), unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the convertible subordinated debentures. “This offering” refers to the offering by Bowne & Co., Inc. of convertible subordinated debentures.

SUMMARY

      During the first quarter of 2003, the Company changed the way it reports and evaluates segment information. The Company now reports certain administrative, legal, finance, and other support services which are not directly attributable to the segments in the category “Corporate/ Other”. These costs had previously been allocated to the individual operating segments. Our previous years’ segment information has been restated to conform to the current year’s presentation.

Overview

      We are a global provider of high-value document management services. Established in 1775, we have grown from a financial printing company to an integrated document and information management company. We are the world’s largest financial printer, a market leader in outsourcing document management services for law firms and investment banks and a market leader in providing document globalization and localization services. We have built our diversified business in the following three segments:

•	Financial Print — Historically our principal segment, we have expanded our financial printing services to encompass:

•	Bowne Financial Print, our traditional financial printing services and the world’s largest financial printer, offers a comprehensive array of transactional and compliance-related services to create, manage, translate and distribute documents. We provide these services to our clients in connection with capital market and corporate transactions, such as equity and debt issuances and mergers and acquisitions, which we call “transactional financial printing”. We also provide these services to public corporations and mutual fund clients in connection with the fulfillment of their compliance obligations to produce and deliver periodic and other reports under applicable laws and regulations, as well as in connection with general commercial and other printing needs.

•	Bowne Enterprise Solutions (“BES”), our newest financial printing business, provides a complete and integrated communications solution that gives our clients an efficient and cost-effective system for producing and delivering personalized and customized communications to their customers. From desktop editing to digital on-demand printing, we offer the capability for “just-in-time” delivery of communications that are both individually personalized by the client and professionally produced and distributed.

      Overall, the financial print segment generated revenue of $638.3 million in 2002 and $322.0 million in the six months ended June 30, 2003, representing approximately 64% and 57% of total revenue, respectively. Our financial print segment generated segment profit of $66.6 million and $33.3 million in 2002 and for the six months ended June 30, 2003, respectively. Our segment profit is measured as gross margin (revenue less cost of revenue) less selling and administrative expenses.

•	Outsourcing — This segment consists of Bowne Business Solutions (“BBS”), which provides on-site document management services for law firms, financial institutions and large companies that choose to outsource these functions under multi-year contracts. The outsourced services that BBS offers cover the spectrum from basic document reproduction and distribution services, to medium skilled services such as word processing and desktop publishing, to highly technical and specialized services such as litigation consulting. The outsourcing segment generated revenue of $233.9 million in 2002 and $128.3 million in the six months ended June 30, 2003, representing approximately 23% of total revenue in each respective year. Outsourcing generated segment profit of $15.6 million and $6.6 million in 2002 and for the six months ended June 30, 2003, respectively.

•	Globalization — This segment consists of Bowne Global Solutions (“BGS”), which provides globalization, interpretation, translation, localization and technical writing services to adapt our clients’ products and communications for use in targeted countries in a manner that is both translated to the specific dialect for the target region and culturally appropriate. The globalization segment generated revenue of $131.2 million in 2002 and $113.2 million in the six months ended June 30, 2003, representing approximately 13% and 20% of total revenue, respectively. Globalization generated a segment loss of $4.4 million in 2002 and a segment profit of $6.3 million for the six months ended June 30, 2003.

      While diversifying our service offerings, we are also implementing a new operating model, which uses technology to better manage our resources. We are also implementing a number of cost reduction programs that are reducing fixed costs, eliminating redundancies, and better positioning our business to respond to market pressures or unfavorable economic conditions.

Industry Overview

      Through our diversified business units, we compete in a number of related industries, namely financial printing, personalized communications, document management outsourcing and globalization services. We are the only company that actively participates in all four of these related industries, and we believe that we are a market leader in each of financial printing, document management outsourcing and globalization services.

      The printing industry is highly fragmented, with hundreds of independent printers that provide a full range of traditional printing services. However, specific to transactional and compliance financial printing, there are three primary companies, including Bowne, and a few regional financial printers that participate in the market for mission critical and compliance document management. Transactional financial printing volume tends to be cyclical with the markets for new debt and equity issuances and public mergers and acquisitions activity, all of which have declined from peak levels in 2000. Compliance financial printing volume is less sensitive to market changes and represents a recurring periodic activity, with some seasonality linked to significant filing deadlines imposed by law on public reporting companies and mutual funds. We estimate that the global market for transactional and compliance financial printing in 2001 was approximately $1.6 billion, and we estimate that the market in 2002 declined moderately.

      The complete and integrated communications solutions we provide to our clients to help them deliver personalized and customized communications to their customers is a subset of an emerging customer relationship management industry. This industry is populated by a number of active participants with different focus and core capabilities that range from creative branding and message design services, to technical software design, to printing. We compete in this industry through our BES unit, which we operate as part of our financial print segment. Our BES unit is focused on providing integrated document creation, production, distribution and management solutions that address the growing personalized communications needs of the financial services industry, in particular the retirement services, asset management and distributor segments. Financial services firms are increasingly looking to digital, variable-data-driven solutions that will provide them with a broad range of competitive and operational benefits. For example, a financial services firm’s ability to create relevant, engaging targeted communications to both customers and prospective customers can help increase customer retention and sales, as well as protect the integrity of the brand. The technologies we leverage to provide clients with automated, web-based creation printing and distribution capabilities also create efficiencies that will help lower document-related costs.

      The document management outsourcing industry has numerous competitors in the United States that compete for clients among medium-sized to large corporations, law firms, investment banks, consulting firms and similar enterprises that have significant document management needs. We are currently a leader in providing outsourcing services to the legal industry and the investment banking industry, servicing a majority of the nation’s largest law firms and eight of the nation’s largest investment banks. Furthermore, we are targeting pharmaceuticals, consulting and professional services firms as well as general counsel offices of Fortune 500 companies, all of whom have high volume complex document needs. The services that are outsourced generally fall into the three following categories:

•	traditional reproduction and transmission services, such as reprographics, faxing, messenger services, and similar services, which tend to be high volume, on-site work;

•	value-added systems management and content creation services such as information technology, word processing, desktop publishing, litigation support, imaging & coding, and similar skilled services, which tend to be medium-volume work that can be performed either on-site or at the provider’s location and command higher margins than traditional reproduction services; and

•	outsourcing opportunities for niche expertise, such as electronic document discovery and data rooms, multi-media services, trial consulting, and other highly-specialized technical capabilities that, while somewhat lower in demand, generally represent the best margins in the outsourcing industry.

      The globalization services industry traditionally has been managed by in-house departments of multinational companies that use a large cottage industry of small translation and localization contractors located in different countries around the world, which offer their services to adapt foreign materials for use in that country. While the in-house operations and independent single-language translators traditionally have worked together, over the past few years two trends have begun to change the globalization industry. First, although thousands of independent freelance translators remain, the highly fragmented industry has started to consolidate, with three major participants today, including BGS. An advantage to employing a consolidated provider of globalization services is that the scale of the larger players allows them to manage large globalization projects across multiple countries and offer integrated services. Second, multinational companies are increasingly outsourcing their globalization needs, although we estimate that a majority of all globalization management is still performed in-house. The advantage to increased outsourcing is the ability of clients to reduce their fixed costs in these non-core activities. According to a third-party source, spending in the globalization industry will reach approximately $5.3 billion in 2003.

The Company

Financial Print

      Bowne Financial Print has long ranked as the world’s largest financial printer in a field populated by three primary companies, including Bowne, and a few regional financial printers. Our transactional financial printing includes registration statements, prospectuses, bankruptcy solicitation materials, special proxy statements, offering circulars, tender offer materials and other documents related to corporate financings, acquisitions and mergers. In 2002, we estimate that we managed documents for more than 35% of U.S. public mergers and acquisitions valued over $50 million and for approximately 45% of all U.S. initial public offerings. Our compliance financial printing includes annual and interim reports, regular proxy materials and other periodic reports that public companies are required to file with the SEC or other regulatory bodies around the world. We are also the leading filing agent for EDGAR, the SEC’s electronic filing system, with approximately 46,000 such filings handled in 2002. A component of compliance printing includes mutual fund printing. Mutual fund printing includes regulatory and shareholder communications such as annual or interim reports, prospectuses, information statements and marketing-related documents. Bowne Financial Print also provides some commercial printing, which consists of annual reports, sales and marketing literature, point of purchase materials, research reports, newsletters and other custom-printed matter. We also provide language translation services for highly confidential legal and financial documents in connection with our financial print operations. Over the past few years, we have expanded our financial print capabilities within all phases of the document life-cycle, including electronic receipt of client documents, composition, content management, conversion, translation, assembly, packaging, output, delivery, and archiving.

      Historically, transactional financial print has been the largest contributor to our total revenues. However, because this line of business is cyclical with the financial markets, over the past three years we have experienced a marked downturn in this line of business, with our total 2002 transactional financial print revenues 47% lower than when the financial markets peaked in 2000. In response, we began implementing a new operating model that seeks to reduce fixed costs and increases the flexibility of our financial print segment in response to market fluctuations. We have reorganized our regional operations and closed or consolidated nine of our U.S. offices and facilities. While we still maintain our own printing capabilities, having retooled our facilities in 1999 and 2000, we also outsource some printing needs to independent printers, especially during times of peak demand. This outsourcing allows us to preserve flexibility while reducing our staffing, maintenance and operating expense of underutilized facilities, and is in line with industry practice. In addition since November 2000, we have reduced our financial print workforce by approximately 31%. We also have successfully established an arrangement with a company in India that allows us to outsource some of our Edgar conversion and related functions on very cost-effective terms on an as-needed basis, especially at times of peak demand. Between the fourth quarter of 2000 and June 30, 2003, we implemented or initiated approximately $140 to $145 million in annualized reductions to our cost base, a majority of which have been reductions made in our financial print segment. Importantly, in the preceding years we had invested significantly in new technologies that we now leverage to perform the same volume of high-quality service for our clients despite the reductions in our workforce. This has allowed us to permanently reduce our fixed and direct labor costs. As a result of the flexibility we have achieved in the last few years, we expect that our cost savings will be long-term and that we will not need to fully replace personnel or otherwise incur such costs. Accordingly, we believe that when the transactional financial print business returns to greater volumes we will be able to serve much of the increased demand with only minimal increases in fixed and direct labor costs.

      We believe that our technology investments have produced one of the most flexible and efficient typesetting, printing and distribution systems in the industry. The following are some examples to support this conclusion:

•	Recent advances in technology have permitted us to centralize our typesetting operations into six “Centers of Excellence”, to reduce our typesetting workforce and to outsource offshore the more routine and less critical typesetting work at a lower cost than performing it in-house.

•	We expect to begin implementing our newest proprietary typesetting system, ACE (Advanced Composition Engine), in the fall of 2003. We believe that ACE will significantly improve productivity, accuracy and page turnaround, and substantially shorten training cycles, giving us even greater flexibility and responsiveness to our clients.

•	The digital, print-on-demand services we offer through BES use advanced database technology, coupled with high-speed digital printing, to assist clients, primarily in the financial services industry, to reach their customers with more targeted levels of customized and personalized communications.

•	We also developed BowneFax to replace our standard fax machines. While a standard fax machine simply transmits a page from one location to another, BowneFax creates a digital file at high resolution and speeds and facilitates work-sharing. In terms of speed, BowneFax shortens turnaround time because pages are read and processed five to ten times faster than standard faxes. In terms of service, BowneFax reduces the time we and our clients need to clarify unclear copy changes and significantly enhances accuracy through reduction of editing errors and page tracking.

•	XMark, another one of our proprietary technologies, takes input from clients in a variety of formats and allows conversion personnel to produce near-perfect conversions in a single cycle, standardizes the document format, and then produces output in a variety of formats. In terms of speed, XMark reduces data conversion and composition production time in the range of 50 to 90 percent.

•	We were one of four U.S. finalists for the Wharton Infosys Business Transformation Award in 2003. This award is given to a Global 2000 company that has transformed its business and industry through the creative application of technology.

      We have continued to diversify our business mix within the financial print business segment with the introduction of BES. Using a model that involves extensive consultation with clients with respect to their customer communications challenges, BES partners with clients to deliver quality applications based upon the effective integration of document creation, content management and distribution methods. These methods include offset and digital printing and electronic delivery. BES helps its clients create, manage and distribute critical information, such as introductory enrollment kits and brokerage statements, in order to produce better returns on their marketing dollars. Using advanced database technology, coupled with high-speed digital printing, BES offers clients the opportunity to personalize and customize communications to their customers. BES’s digital, print-on-demand services also eliminate the need to conventionally print generic information and hold it in inventory until it is used or becomes obsolete. BES maintains an electronic library of the client’s documents that can be edited in real-time by the client’s sales, marketing, legal and/or other authorized users. This allows customized and individual fulfillment with the most current copies available, while minimizing waste. Because of the extensive integration of systems between BES and its clients, contracts for these services tend to involve longer-term relationships. The clients for these services include mutual funds, stock brokerage firms, defined contribution providers, investment banks, insurance companies and commercial banks.

Outsourcing

      Our document management outsourcing business has greatly expanded since 1998 through acquisitions, and BBS has grown to become the industry leader in providing outsourcing services to major law firms and investment banks. BBS currently counts among its clients a majority of the nation’s largest law firms, as well as eight of the nation’s largest investment banks. BBS has sought to expand its business to existing and new clients by broadening the range of services that it provides. BBS is also growing its existing customer base through increased penetration of the legal and investment banking industries. Furthermore, BBS seeks to expand its business through its efforts to reach potential clients in new industries, such as the consulting and the pharmaceutical industries.

      Our outsourcing services include:

•	on-site management of document creation, reproduction and distribution operations at our clients’ facilities, and off-site backup of those same services;

•	specialized applications of graphics and presentation technologies, such as pitch books, charting, flow charts, conceptual diagrams and maps and multimedia applications such as animation, video and sound;

•	information technology management, desktop support services, data center support, technical training and telephone system support; and

•	litigation support services offered by Bowne DecisionQuest, a major provider of litigation resources from trial research to strategic communications and strategic marketing.

      BBS’s acquisition of DecisionQuest in December 2002 allowed us to launch a new business model for the delivery of litigation support resources spanning the entire “litigation lifecycle”, from inception of the case through trial.

      Outsourcing allows BBS clients to focus on their core businesses, gain access to the latest in technological innovations without making direct investments, and reduce the operating costs of investing in and managing non-core business activities. Initially, we must earn the confidence and trust of our clients by demonstrating our competency, efficiency and quality of service in the more basic functions. Once we have proven our reliability, we believe that many of our clients become more comfortable with outsourcing other more skilled and complex functions to us. Our client retention rate is high, and we expect continued, steady growth in this segment as new opportunities arise, as existing clients decide to outsource more functions, and as we focus on other industries such as the consulting and pharmaceutical industries.

Globalization

      BGS provides globalization and localization services consisting of technology and linguistic expertise and outsourced processes that enable companies to market products globally while reflecting local markets in terms of culture, language and business requirements. Globalization is the process of adapting content and products to meet the language and cultural requirements of users throughout the world. Localization involves ensuring that a product is linguistically and culturally appropriate to the target locale (country/region and language) where it will be used and sold. BGS is a leading provider of comprehensive translation, localization, technical writing and interpretation services and is the largest provider of such services in the industry. BGS currently serves a number of industries, including information technology, telecommunications, aerospace, automotive, medical devices, pharmaceuticals, power, financial services, entertainment and government agencies in the United States and Europe. Examples of client requirements include:

•	technical writing — translation of technical manuals for products with global markets, such as cars and aircraft, while ensuring uniform and accurate translation;

•	products & communication — create local-market editions of products and support documentation that conform to the linguistic, cultural and technical requirements of the target customers (such as web pages for use on local editions of websites to appeal to local interests or the development and marketing of new cell phones to meet the tastes of local markets);

•	marketing — translation that maintains brand identity while delivering maximum impact by transforming the content to suit the unique attitudes and buying behavior of the local audience; and

•	interpretation — assisting government agencies and other organizations in interacting with persons who are not native speakers of the local language.

      We operate this business by building and maintaining a network of employees and independent translators located around the globe who are hired on a contract basis for each project. One of our key competitive advantages is our ability to manage a global network of these employees and translation agents through uniform processes and standards of quality performance and the ability to coordinate delivery of translated product in multiple locations according to our client’s schedule.

      In the past, BGS relied heavily on revenue from information technology clients. However, BGS has steadily decreased its reliance on these clients through diversification of its customer base. Revenues from information technology clients have further decreased as those clients have reduced spending due to delays or fewer language markets for product releases. BGS’ present focus is to grow revenue by reaching clients in new and diverse industries and to penetrate the significant number of companies that still perform their globalization and localization services in-house. We believe that any new business from companies that currently handle this work in-house will further increase the size of the currently served market.

      In accordance with its strategy, BGS has made two significant acquisitions to expand its scale and reach. BGS acquired Mendez S.A. in August 2001 and Berlitz GlobalNet in September 2002. Combined, these two acquisitions have helped BGS to triple its size and extend its leadership in this industry. These acquisitions have added both tools and competencies to BGS and have provided a more diverse global client base. Due to our economies of scale and our multinational presence as a result of these acquisitions, we believe that clients with larger global projects requiring simultaneous multi-country roll-outs are more likely to use our services.

Our Strategic Direction

      The key aspects of our business strategy are to:

•	Maintain a leading market position in each business segment. We currently are a market leader in each of our business segments: financial print, outsourcing and globalization. We seek to maintain and improve our position in these segments through a focus on differentiated, high-quality service and execution. We also intend to position BES, our newest business unit in the financial print business segment, for industry leadership in the near future by developing customized print management solutions for our clients.

•	Focus on higher margin business. Some portions of both the financial printing and entry-level outsourcing businesses have become increasingly price-driven. We are focused on maximizing our overall margins by continuing to develop value-added services. These initiatives include covering the entire life-cycle of document management in the financial print process and pursuing opportunities to broaden the scope and sophistication of services that BBS provides to our existing outsourcing clients as those relationships mature. We also expect that our globalization business will allow us to capture higher margins by providing integrated and tailored solutions to global translation and localization needs on individual projects. In addition, BES enables us to provide unique solutions to increase the value we add to our clients’ customer communications and consequently allows us to earn higher margins than those associated with traditional printing services. For example, by developing a system and process for assembling customized content for new customer information packages, or “kits”, for a financial services client, we allow that client to decrease inventory stock, customize information flow, and improve its targeted marketing results. We believe such client-centric communications can reduce cost, increase speed to market and provide a greater return on our clients’ existing customer communications expenditures.

•	Diversify our services in areas that complement our transactional financial print business. We have successfully transformed ourselves into a document management and information company in order to reduce our dependence on traditional financial printing. Over the past several years, we have expanded our capabilities across many phases of document creation and dissemination not only in traditional financial printing, but also through the launch of our BES, BBS and BGS businesses. We increased the prominence of these newer businesses through acquisitions, organic growth and the development of new tools and technologies, leading to new client relationships and the broadening of our service offerings to existing clients. As a result, in 2002, financial print revenue represented 64% of total revenue, compared to nearly 100% of total revenue in 1996. The relative increase of our other businesses was also affected in part by a decrease in transactional print volumes.

•	Capitalize on our cross-selling capabilities. We believe that by cross-selling our full range of integrated document and information management services we can both generate new business from existing clients and also attract clients in industries in which we have traditionally not been active participants. We intend to increase cross-selling of services from our financial print, outsourcing and globalization segments to create a full-spectrum offering of customized document and information management services.

•	Target less cyclical, higher growth markets. We have successfully entered into high growth, less cyclical businesses that are complementary to our focus on document management. In the case of BGS, through the acquisitions of Mendez S.A. and Berlitz GlobalNet we have established ourselves as a world leader in translation and localization services. We believe that this position will enable us to capture more revenue from multinational companies that we expect will increasingly outsource. Similarly, BBS’s acquisition of DecisionQuest provides us with new litigation service offerings including jury consultation and research. Bowne DecisionQuest’s business is less cyclical than our traditional banking and legal client outsourcing business, which is largely dependent on capital markets activity.

•	Realize selected acquisition opportunities to enhance our strategic growth opportunities. We continually review our business, manage costs and align our resources with market demand. Historically, we have made strategic acquisitions in key segments by following a disciplined and rigorous due diligence and approval process when examining potential targets. Any successful future acquisitions must either complement our existing businesses or build upon our core capabilities, while strengthening both our strategic and financial positioning.

•	Use our business restructuring to maximize our profitability and efficiency. We implemented or initiated approximately $140 to $145 million in annualized reductions to our cost base between the fourth quarter of 2000 and June 30, 2003. Much of the expense reduction within the financial print segment is the result of the elimination of redundant staff and facilities that we maintained while bringing new technology solutions and manufacturing capacity on-line to support the unprecedented growth in transactional financial print work from 1996 to 2000. We do not anticipate the need to fully replace this staff or the closed facilities in order to respond to any recovery in the capital transactional markets, therefore yielding a higher degree of operating leverage in our financial print business and allowing us to increase productivity.

Competitive Strengths

      We believe we distinguish ourselves from our competitors through our:

•	Established brand name and track record of performance. We are a 228-year old company, the oldest company listed on the New York Stock Exchange and the world’s largest financial printer with a track record of superior and reliable service. Our strong reputation for confidentiality, quality and speed of execution makes us a supplier of choice for our clients. This reputation and track record also allows us to increasingly partner with our clients through long-term relationships that create value for them by streamlining and improving document management and content services.

•	Diverse and quality client base. Our financial print business serves a large percentage of Fortune 500 companies through both our compliance-related and transactional printing services. Our BBS document management client base includes a majority of the nation’s largest law firms and eight of the nation’s largest investment banks, as well as insurance companies and other financial services institutions. BGS currently serves a number of industries, including information technology, telecommunications, aerospace, automotive, medical devices, pharmaceuticals, power, financial services, entertainment and government agencies in the United States and Europe. These relationships provide increasing revenue diversity as our product portfolio and global presence expands. Furthermore, our existing client relationships position us for transactional print business when it arises, as clients often select Bowne based on their familiarity with us and our salesforce and trust in our professionalism, service and execution.

•	Longstanding client base. We believe that client satisfaction begins with a selling and service process that is dedicated to building lasting relationships and delivering customized solutions to each of our clients. As a result, we have been able to build a strong and loyal client base that includes relationships with many of the nation’s largest law firms and investment banks and a large percentage of the Fortune 500 companies.

•	Distinguished, experienced management and sales team. The top five people in our senior management team have an average of more than 13 years in the financial printing and integrated document and information management services industry and operate as a cohesive, complementary group, reflecting extensive marketing experience, as well as operating knowledge and understanding of the environment in which we operate. Almost half of our financial print sales force has a tenure with Bowne of more than 10 years. We believe that the client relationships fostered by our long tenured sales force provides us with a competitive advantage in the financial printing market.

•	Breadth and depth of each of our services. We provide a vertical and horizontal spectrum of services allowing us to offer clients integrated, fully customized solutions in each of the markets in which we compete. Moreover, because we provide different yet compatible services, we can combine various offerings across our business segments to provide high-value document management for our clients.

•	Expansive geographic coverage. With our global network of more than 100 local sales offices and affiliates, we can manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. Our global network allows us to staff our offices all over the United States and globally with local people who understand the local business climate. Our local sales offices and affiliates also allow us to be in close proximity to our clients in order to deliver the convenience and personal service that is demanded while taking advantage of our centralized plants and data centers. This combination of our local sales presence and our global operating platforms has helped us deliver high quality service to our geographically diverse client base.

•	Technology. We are a leader in deploying technology in each aspect of our business, having made significant technology investments since the late 1990’s, and we are committed to continue implementing advanced technologies. One such investment is the anticipated introduction of ACE, our new typesetting front-end system. ACE will result in further productivity improvements and faster page turnaround, plus it will provide the added benefit of substantially reducing training requirements, thereby helping us better serve our clients. We now have in place technology and operations platforms designed to support each of our business segments for the foreseeable future. In 2002, we were listed in the InformationWeek 500, considered the most prestigious list of technology driven organizations in the United States. Our investment in technology not only gives us the flexibility to respond to changes in market trends and manage our costs independent of changes in market demand, but also allows us to be a reliable provider of financial printing and integrated document and information management services to our clients at all times, including during emergency situations such as the power outage that occurred throughout large parts of the United States and Canada in August 2003.

RISK FACTORS

Risks Relating to Our Business

A Significant Amount of Our Revenue and Profit Is Derived from Transactional Financial Printing Services, and Our Strategy to Diversify Into New Fields That Complement Our Financial Print Business May Not be Successful.

      An important objective of our business plan is to reduce the proportion of our revenue derived from traditional, transaction-related printing services by investing in products and services for all other stages of the document life cycle. We believe that this focus, which emphasizes highly integrated and customized services as well as management of documents from creation to dissemination, will lead to more stable recurring revenue from long-term contracts and to more opportunities to become a client’s preferred vendor for new or enhanced products and services. This strategy has many risks, including the following:

•	the pace of technological changes affecting our business segments and our clients’ needs has been rapid, and our products and services could become obsolete before we have recovered the cost of developing them or obtained the desired return on our investment;

•	product innovations and effective servicing of our client relationships require a large investment in personnel and training. The market for technical staff is exceptionally competitive, and we may not be able to attract and retain a sufficient number of qualified personnel; and

•	because the markets for technology-driven communications, such as globalization services or personalized communications, are evolving so rapidly, they are very fragmented, with numerous competing products and services. Competitors that have greater experience, resources or a more widely regarded reputation for providing such technology-based solutions may be better able to gain market share in our targeted markets or develop “next generation” products more quickly and comprehensively.

      If we are unsuccessful in continuing to diversify our business from primarily financial printing services to broad-based document management, we will continue to be subject to the sometimes volatile swings in the capital markets that directly impact the demand for transactional printing services. Furthermore, if we are unable to provide value-added services in areas of document management other than traditional typesetting and printing, our margins could come under increasing pressure as more and more clients handle this process in-house, to the extent that new technologies allow this process to be conducted internally. We believe that if we are not successful in developing these new services, our financial print business, which represented 64% and 57% of our total revenues in 2002 and the first six months of 2003, respectively, will experience further decreases in profitability and volume unless a significant and sustained recovery in capital market activity occurs. If this decline in profitability continues, without offsetting increases in revenues from other services, our business and results of operation will be materially and adversely affected.

Revenue from Printed Financial Documents Is Subject to Regulatory Changes and Volatility in Demand, Which Despite Our Diversification Efforts Could Adversely Affect Our Operating Results.

      While we believe that our investments in our outsourcing and globalization segments position us to capitalize on evolving document management demands, we anticipate that our financial print business segment will continue to contribute a material amount to our operating results. Revenues from transactional financial printing services were 41% of our total revenues in 2000, 27% in 2001 and 26% in 2002, due in part to our diversification efforts as well as the overall slowdown in capital market activity. The market for these services depends in part on the demand for printed financial documents, which is driven largely by capital markets activity and the requirements of the SEC and other regulatory bodies. Any rulemaking substantially affecting the content of prospectuses and their delivery could have an adverse effect on our business. In addition, evolving market practices in light of regulatory developments, such as postings of documents on Internet web pages and electronic delivery of offering documents including “electronic roadshows”, may adversely affect the demand for printed financial documents and reports.

      Recent regulatory developments in the United States have accelerated the timing for filing periodic compliance reports, such as public company annual reports and interim quarterly reports, and also have changed some of the content requirements requiring greater disclosure in those reports. The combination of shorter deadlines for public company reports and more content may adversely affect our ability to meet our client’s needs in times of peak demand, or may cause our clients to try to exercise more control over their filings by performing those functions in-house.

      Our financial print revenues may be adversely affected as clients implement technologies enabling them to produce and disseminate documents on their own. For example, our clients and their financial advisors have increasingly relied on web-based distributions for prospectuses and other printed materials. Also, the migration from an ASCII-based EDGAR system to an HTML format for SEC public filings eventually may enable more of our clients to handle all or a portion of their periodic filings without the need for our services.

      Demand for services provided by our financial print business segment can also be affected by volatility in domestic and international capital markets due to economic, political and other events beyond our control. After reaching record highs in fiscal 1999 and 2000, the events of September 11, 2001, mounting concerns over corporate governance and a general decline in the global economy have combined to cause an historic decline in capital market activity, particularly in mergers and acquisitions and initial public offerings (IPOs), during 2001 and 2002. The number of IPOs larger than $50 million declined 69% from 2000 to 2001, and despite an increase in 2002 remain at their lowest level since 1990. Similarly, the number of announced mergers and acquisitions over $50 million fell almost 50% from 2000 to 2002 to levels not seen since the mid-1990s. We cannot assure you that the demand for financial printing will return to the levels we experienced in 1999 and 2000. If the current prolonged period of market uncertainty and low transactional volumes continues, without increased profitability from our other business segments, our operating results and financial condition could be materially and adversely affected.

The Industries in Which We Compete Are Highly Competitive and We May Not be Able to Compete Effectively, Which Would Harm Our Business and Operating Results.

      Competition in our industries is intense. The speed and accuracy with which we can meet client needs, the price of our services and the quality of our products and supporting services are factors in this competition. Our clients include a wide variety of corporations, law firms, investment banks, insurance companies, bond dealers, mutual funds and other financial institutions, as well as leading software companies.

      In financial print, we compete directly with a number of other financial printers having the same degree of specialization. Some of those financial printers operate at multiple locations, and some are subsidiaries or divisions of companies that have greater financial resources than us.

      In commercial printing, we compete with general commercial printers, which are far more numerous than those in the financial printing market. Our digital printing unit faces diverse competition from a variety of industries including other printers, transfer agents, banks and Internet systems integration consultants.

      Our outsourcing segment faces a great deal of competition, and some of our competitors have been established in this field much longer than us. Furthermore, the costs of entry into the outsourcing market are much lower than those associated with our other business activities, and price competition for contracts can be intense.

      Our globalization segment also competes in a market with many participants. There are relatively few barriers preventing companies from competing with us in the globalization business segment. As a result, new market entrants also pose a threat to our business. In addition to our existing competitors, we may face further competition in the future from companies that do not currently offer globalization services. Technology companies, Internet consulting firms, technical support call centers, hosting companies and content management providers may choose to broaden their range of services to include globalization as they expand their operations internationally. In addition, a significant portion of the market for globalization is handled by companies in-house.

      We cannot assure you that we will be able to compete effectively in each of our businesses.

The Globalization Industry is Relatively New, and a Market for Our Services May Never Fully Develop.

      Because the globalization industry is relatively new and rapidly evolving, it is difficult to accurately predict demand and market acceptance for our existing services and services under development. Increased acceptance of our services will depend upon:

•	the development of our targeted markets;

•	the performance and price of our services and those of our clients’; and

•	customer service.

      The development of the globalization services market also will depend upon:

•	the demand for new applications;

•	the ability of our globalization services to meet and adapt to that demand; and

•	continuing price and performance improvements in hardware technology that we expect to reduce the cost and increase the performance of our globalization services.

      These markets may not develop further, and our globalization services may not achieve market acceptance.

      We have made significant investments in developing our globalization segment, and there can be no assurance that our investment in our capabilities will be commensurate with the demand for those services. Accordingly, we may not be able to realize the return on our investments that we originally anticipated, and failure to recover our investment or to not realize sufficient return on our investment may adversely affect our results of operations.

The Market for Our BES Services Is Relatively New, and We May Not be Able to Recover Our Investment, Capture the Demand for Our Services or Realize the Rate of Return on Our Investment That We Originally Anticipated.

      The personalized communications market is loosely defined with a wide variety of different types of services and product offerings. Moreover, customer acceptance of the diverse solutions for these services and products remains to be proven in the long-term, and demand for discrete services and products remains difficult to predict.

      We have made significant investments in developing the capabilities of our BES business unit and the solutions we provide. While we expect that the next two years will be an important window of opportunity in terms of gaining customer acceptance of our solutions and winning market share, there can be no assurance that such demand will develop or that we will be able to realize a meaningful return on our investment.

      If we are unable to adequately implement our solutions, are unable to generate sufficient customer interest in our solutions or are otherwise unable to capitalize on sales opportunities, we may not be able to realize the return on our investments that we originally anticipated, and failure to recover our investment or to not realize sufficient return on our investment may adversely affect our results of operations as well as our efforts to diversify our businesses.

Our Business Could be Harmed If We do Not Successfully Manage the Integration of Businesses That We Acquire.

      As part of our business strategy, we have in the past and may continue in the future to acquire other businesses that build upon our core capabilities. Our ability to grow through these acquisitions will depend on the availability of suitable acquisition candidates at an acceptable cost, our ability to compete effectively for these acquisition candidates and the availability of capital to complete acquisitions. These risks could be heightened if we complete several acquisitions within a relatively short period of time. The benefits of an acquisition may often take considerable time to develop, and we cannot guarantee that any acquisition will in fact produce the intended benefits. Acquisitions involve a number of risks, including:

•	the difficulty of integrating the operations and personnel of the acquired businesses into our ongoing operations;

•	the potential disruption of our ongoing business and distraction of management;

•	the difficulty in incorporating acquired technology and rights into our products and technology;

•	unanticipated expenses and delays relating to completing acquired development projects and technology integration;

•	a potential increase in our indebtedness and contingent liabilities, which could in turn restrict our ability to access additional capital when needed or to pursue other important elements of our business strategy;

•	the management of geographically remote units;

•	the establishment and maintenance of uniform standards, controls, procedures and policies;

•	the impairment of relationships with employees and clients as a result of any integration of new management personnel;

•	risks of entering markets or types of businesses in which we have either limited or no direct experience;

•	the potential loss of key employees or clients of the acquired businesses; and

•	potential unknown liabilities, such as liability for hazardous substances, or other difficulties associated with acquired businesses.

      We have recently acquired Berlitz GlobalNet, Inc. and DecisionQuest, Inc. These significant acquisitions have required substantial integration and management efforts. As a result of the aforementioned and other risks, we may not realize anticipated benefits from these or other acquisitions.

      Failure to achieve anticipated benefits from these or other future acquisitions could materially harm our business.

Our International Operations Require Significant Management Attention and Financial Resources, Exposes Us to Difficulties Presented by International Economic, Political, Legal, Accounting and Business Factors, and May Not be Successful or Produce Desired Levels of Revenue.

      We derive a portion of our revenues from various foreign sources, and a significant part of our current operations are outside of the United States. We conduct operations in Canada, Europe, Central and South America and Asia. In addition, we have affiliations with certain firms providing similar services abroad. We have a global network of more than 100 local sales offices and affiliates. As a result of our international presence, our business is subject to political and economic instability and currency fluctuations in various countries. The maintenance of our international operations and entry into additional international markets require significant management attention and financial resources. In addition, there are many barriers to competing successfully in the international arena, including:

•	costs of customizing products and services for foreign countries;

•	difficulties in managing and staffing employees and independent contractors in our international operations;

•	reduced protection for intellectual property rights in some countries;

•	currency exchange rate fluctuations;

•	longer sales and payment cycles;

•	greater difficulties in collecting accounts receivable, including currency conversion and cash repatriation from foreign jurisdictions;

•	licenses, tariffs and other trade barriers;

•	potentially adverse tax consequences;

•	the burdens of complying with a wide variety of foreign laws, including employment-related laws;

•	unexpected changes in regulatory requirements; and

•	political and economic instability.

      We cannot assure you that our investments in other countries will produce desired levels of revenue or that one or more of the factors listed above will not harm our business. For example, although to date, we have not experienced significant gains or losses as a result of fluctuations in the exchange rates of foreign currencies, as we expand our global presence, fluctuations may become significant, and they may have a more significant impact on our revenue, cash flow and ability to achieve and maintain profitability. We currently do not hedge our foreign currency exchange risk, and accordingly significant changes in exchange rates, particularly between the U.S. dollar and E.U. euro, has both positively and negatively affected our historical returns, and may continue to have a meaningful impact on our future results of operations.

We Have Significant Fixed Costs Which Are Not Easily Reduced if Revenues Fall Below Expectations.

      Despite our restructuring and our move to a more flexible cost model, a high percentage of our operating expenses remain relatively fixed. We likely will not be able to further reduce spending in the near term to compensate for adverse fluctuations in revenues. Accordingly, future shortfalls in revenues are likely to materially adversely affect our operating results.

In the Transactional Portion of Our Financial Print Business, We Generally Do Not Have Long-Term Service Agreements, Which Makes Revenue Forecasting Difficult.

      Much of our revenue in our transactional financial print business is derived from individual projects rather than long-term service agreements. We have no long-term contracts with our transactional financial print clients. Therefore, we cannot assure you that a client will engage us for further services once a project is completed or that a client will not unilaterally reduce the scope of, or terminate, existing projects. You should not predict or anticipate our future revenue based on the number of clients we have or the size of our existing projects. The absence of long-term service agreements makes it difficult to predict our future revenue. We have no backlog, within the common meaning of that term, which is normal in the transactional financial print market. However, within our financial print segment, we maintain a backlog of clients preparing for IPOs. This IPO backlog is highly dependent on the capital markets for new issues, which are experiencing low volumes of activity.

If We Are Unable to Retain Our Key Employees and Attract and Retain Other Qualified Personnel, Our Business Could Suffer.

      Our ability to grow and our future success will depend to a significant extent on the continued contributions of our senior management, in particular Robert Johnson, our Chairman and Chief Executive Officer, and Carl Crosetto, our President and a Director, and individual technical and sales personnel, many of whom have extensive experience in our business operations or have valuable client relationships and who would be difficult to replace. Their departure from the company, if unexpected and unplanned for, could cause a disruption to our business.

      Our future success also depends in large part on our ability to identify, attract and retain other highly qualified managerial, technical, sales and marketing and customer service personnel. Competition for these individuals is intense, especially in the markets in which we operate. We may not succeed in identifying, attracting and retaining these personnel. Further, competitors and other entities have in the past recruited and may in the future attempt to recruit our employees, particularly our sales personnel. The loss of the services of any of our key personnel, the inability to identify, attract and retain qualified personnel in the future or delays in hiring qualified personnel, particularly technical and sales personnel, could make it difficult for us to manage our business and meet key objectives, such as the timely introduction of new technology-based products and services, which would harm our business, financial condition and operating results.

If We Fail to Keep Our Clients’ Information Confidential or if We Handle Their Information Improperly, Our Business and Reputation Could be Significantly and Adversely Affected.

      We, through each of our business segments, manage private and confidential information and documentation related to our clients’ finances and transactions, often prior to public dissemination. The use of insider information is highly regulated in the United States and abroad, and violations of securities laws and regulations may result in civil and criminal penalties. If we fail to keep our clients’ proprietary information and documentation confidential, we may lose existing clients and potential new clients and may expose them to significant loss of revenue based on the premature release of confidential information. We may also become subject to civil claims by our clients or other third parties or criminal investigations by appropriate authorities.

Our Services Depend on the Reliability of Our Computer Systems and Our Ability to Implement and Maintain Information Technology and Security Measures.

      Our global platform of services depends on the ability of our computer systems to act efficiently and reliably at all times. Though we have back-up capacity for all of our critical systems and facilities, certain emergencies or contingencies could occur, such as a computer virus attack, a natural disaster, a significant power outage covering multiple cities or a terrorist attack, which could temporarily shut down our facilities and computer systems. Maintaining up to date and effective security measures requires extensive capital expenditures. In addition, the ability to implement further technological advances and to maintain effective information technology and security measures is important to each of our business segments. If our technological and operations platforms become dated, we will be at a disadvantage when competing against other players in our industry. Furthermore, if the security measures protecting our computer systems and operating platforms are breached, we may lose our clients’ business.

We Must Adapt to Rapid Changes in Technology and Client Requirements to Remain Competitive.

      The market and demand for our products and services, to a varying extent, has been characterized by:

•	rapid technological change;

•	frequent product and service introductions; and

•	evolving client requirements.

      We believe that these trends will continue into the foreseeable future. Our success will depend, in part, upon our ability to:

•	enhance our existing products and services;

•	successfully develop new products and services that meet increasing client requirements; and

•	gain market acceptance.

      To achieve these goals, we will need to continue to make substantial investments in development and marketing. We may not:

•	have sufficient resources to make these investments;

•	be successful in developing product and service enhancements or new products and services on a timely basis, if at all; or

•	be able to market successfully these enhancements and new products once developed.

      Further, our products and services may be rendered obsolete or uncompetitive by new industry standards or changing technology. In the fall of 2003, we expect to begin implementing our new typesetting front-end system, ACE, that has been under development for two years. This new technology may be superseded in the near future by more advanced systems prior to a time at which we have been able to achieve a return on our investment.

Risks Related to the Debentures and Our Common Stock

Our Debt Level Could Prevent Us from Satisfying Our Obligations Under the Debentures. Our Debt Has Limited Our Flexibility in Operating Our Business and Could Further Restrict Our Flexibility or Limit Our Access to Funds We Need to Grow Our Business.

      After giving effect to the sale of the debentures and the use of proceeds thereof, and assuming that the initial purchasers do not exercise their option to purchase an additional $15.0 million in principal amount of debentures, our pro forma consolidated indebtedness as of June 30, 2003 would have been $198.6 million. Our degree of leverage may have important consequences, including the following:

•	a portion of our cash flow is used to service debt, which reduces the funds that would otherwise be available for operations and future business opportunities;

•	our debt level makes us more vulnerable to the impact of economic downturns and adverse developments in our business;

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	we may have difficulties obtaining additional or favorable financing for capital expenditures, working capital, acquisitions or other purposes;

•	our debt level may impact our level of discretionary capital expenditures and related expansion opportunities;

•	our debt level may expose us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and

•	our debt level may place us at a competitive disadvantage to our less leveraged competitors.

      Our ability to meet our expenses and debt obligations, to refinance our debt obligations and to fund capital expenditures will depend on our future performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

      Our business may not generate sufficient cash flow, or we may not be able to borrow funds under our revolving credit facility, in an amount sufficient to enable us to meet anticipated future operating expenses, service our indebtedness, including the debentures and our existing senior notes, or make capital expenditures. If we are unable to generate sufficient cash flow from operations or to borrow sufficient funds, we may be required to sell assets, eliminate or defer capital expenditures, restructure or refinance all or a portion of our existing debt (including the debentures) or obtain additional financing. We may not be able to refinance our debt, sell assets or borrow more money on terms acceptable to us, if at all. Additionally, our ability to incur additional debt will be restricted under the covenants contained in our revolving credit facility and senior notes.

Because the Debentures Are Subordinated to Our Senior Indebtedness, Holders of Debentures May Receive Proportionately Less Than Holders of Our Senior Debt in a Bankruptcy, Liquidation, Reorganization or Similar Proceeding.

      The debentures are unsecured and are subordinated in right of payment in full to all of our existing and future senior indebtedness, including all indebtedness under our revolving credit facility and senior notes. As a result, if we become insolvent or enter into a bankruptcy or similar proceeding, or if our obligations under the debentures are accelerated due to an event of default under the indenture or certain other events, then the holders of our senior indebtedness must be paid in full before you are paid. In addition, we cannot make any cash payments to you if we have failed to make payments to holders of designated senior indebtedness. We generally cannot make any payments to you for a period of up to 179 days if a non-payment default exists under our designated senior indebtedness. At June 30, 2003, the debentures ranked behind in right of payment to $195.0 million of senior indebtedness.

Holders of Debentures Are Structurally Subordinated to the Creditors of Our Subsidiaries.

      The debentures are our exclusive obligations, and our corporate organization results in structural subordination of the debentures. Because our business is conducted through our subsidiaries, our cash flows and ability to service debt, including the debentures, is dependent upon the earnings of our subsidiaries and the distribution of those earnings, or loans or other payments of funds by those subsidiaries, to us. Our subsidiaries are separate legal entities and have no obligation to make any payments on the debentures or to make funds available to us so that we may make payments on the debentures. Moreover, laws or contractual provisions may restrict the ability of our subsidiaries to distribute, loan or pay to us their available earnings. If any of our subsidiaries are liquidated, reorganizes or are declared bankrupt, our right to receive assets of that subsidiary (and the consequent right of the holders of the debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any secured indebtedness of that subsidiary or other indebtedness senior to our claim. As of June 30, 2003, our subsidiaries had $149.7 million of indebtedness, excluding intercompany liabilities, to which the debentures effectively are subordinated.

The Indenture for the Debentures Will Not Contain Financial or Other Restrictive Covenants, and Allows Us to Incur an Unlimited Amount of Additional Indebtedness.

      The indenture governing the debentures will not contain any financial or operating covenants and will not restrict our ability or the ability of our subsidiaries to incur additional debt, including senior debt or secured debt, or to provide guarantees of debt of others. If we incur additional debt, our ability to repay our obligations under the debentures could be adversely affected. We expect that we and our subsidiaries will from time to time incur additional debt. In addition, the indenture governing the debentures will not restrict our ability to pay dividends or to issue or repurchase our securities.

Our Debt Instruments Impose Restrictions on Us That May Adversely Affect Our Ability to Operate Our Business.

      Under our revolving credit facility and our senior notes, we are required to comply with specified financial covenants and conditions, including maintaining a minimum level of consolidated shareholders’ equity, total leverage ratio, fixed charge ratio and ratio of indebtedness to capitalization.

      Our ability to comply with these covenants, as they currently exist or as they may be amended, may be affected by many events beyond our control, and our future operating results may not allow us to comply with the covenants, or in the event of a default, to remedy that default. Our failure to comply with those financial covenants or to comply with the other restrictions contained in our revolving credit facility could result in a default, which could cause that indebtedness (and by reason of cross-acceleration provisions, the debentures, our senior notes and other indebtedness) to become immediately due and payable. If we are unable to repay those amounts, the lenders under our revolving credit facility could proceed against the account receivables granted to them as collateral to secure our revolving credit facility and as consideration for a recent amendment to the revolving credit facility. If the lenders under our revolving credit facility or senior notes accelerate the payment of our revolving credit facility or our senior notes, we cannot assure you that we could pay that indebtedness immediately and continue to operate our business. Short of a default on our revolving credit facility and senior notes, if we fail to comply with any of our financial covenants, our lenders and noteholders may be able to force us to accept amendments to our credit agreement and note purchase agreement that would make the terms of these debt instruments more onerous on us.

      In addition, the indentures for the debentures and our senior notes contain other covenants and restrictions, including restrictions on, among other things, additional indebtedness, liens, sale-leaseback transactions, mergers or consolidations and transfers of assets, asset sales, transactions with affiliates, the designation of restricted subsidiaries and acquisitions.

We May Incur Additional Indebtedness Ranking Equal to the Debentures, Which May Reduce the Amount of Proceeds Paid to You in Connection With Any Insolvency or Other Similar Proceeding.

      If we incur any additional debt that ranks equally with the debentures, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to you.

We May Not Have Sufficient Cash to Purchase or May Otherwise be Restricted from Purchasing the Debentures If You Exercise Your Option to Require Us to Purchase the Debentures or If a Change in Control Event Triggers a Requirement for Us to Purchase the Debentures.

      You may require us to purchase all or any portion of your debentures upon the occurrence of a change in control or on certain specified dates. We are required to pay cash for any debentures you require us to purchase on October 1, 2008. We have the option to pay the purchase price in cash, shares of our common stock or a combination of cash and common stock, if you require us to purchase the debentures on dates other than October 1, 2008 or if we are required to purchase the debentures upon a change in control, but our ability to pay in shares of our common stock is subject to conditions, including registration under the Securities Act, if required, and we may not be able to meet those conditions.

      Upon a change in control under the indenture, we will be required to offer to repurchase all of the debentures then outstanding at 100% of the principal amount, plus accrued and unpaid interest and additional interest or additional cash amounts, if any, to the repurchase date. Since the events that constitute a change in control under the indenture will also constitute a change in control under our revolving credit facility and under the indentures that govern our senior notes, upon each occurrence, we will be required to offer to repurchase all of our senior notes then outstanding, each at 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. If a change in control were to occur today, we would not have the financial resources available to repay all of the debt that would become payable upon a change in control and to repurchase all of the debentures.

      We may not have sufficient cash funds to purchase the debentures if you require us to purchase the debentures on October 1, 2008 or upon a change in control under the indenture. We are currently seeking an amendment to our senior notes, which we expect to occur before the closing of this offering, that among other things would remove a limitation on our ability to repurchase outstanding debentures before their stated maturity. However, the same amendment will give the holders of senior notes a put option that is exercisable in the six-months immediately prior to October 1, 2008, the first date on which holders of the debentures issued in this offering may require us to repurchase debentures. In addition, borrowing arrangements or agreements relating to other indebtedness to which we may become a party in the future may contain restrictions on or prohibitions against our repurchase of the debentures. If we cannot obtain the necessary waivers or refinance the applicable borrowings, we would be unable to repurchase the debentures. If we were unable to purchase the debentures on October 1, 2008, an event of default under the indenture would occur. An event of default under the indenture could result in a further event of default under our other then-existing senior debt. In addition, the occurrence of the change in control under the indenture may be an event of default under our senior debt. As a result, we could be prohibited from paying amounts due on the debentures in cash.

The Contingent Conversion Feature of the Debentures Could Result in You Receiving Less Than the Value of the Common Stock into Which a Debenture Is Convertible.

      The debentures are convertible into shares of our common stock only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your debentures, and you may therefore not be able to receive the value of the common stock into which the debentures would otherwise be convertible. The contingent conversion feature could also adversely affect the value and the trading prices of the debentures.

Before Conversion, Holders of the Debentures Will Not be Entitled to Any Shareholder Rights, But Will be Subject to All Changes Affecting Our Shares.

      If you hold debentures, you will not be entitled to any rights with respect to shares of our common stock, including voting rights and rights to receive dividends or distributions. However, the common stock you receive upon conversion of your debentures will be subject to all changes affecting our common stock. Except for limited cases under the adjustments to the conversion price, you will only be entitled to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert your debentures into shares. For example, if we seek approval from shareholders for a potential merger, or if an amendment is proposed to our certificate of incorporation or by-laws that requires shareholder approval, holders of debentures will not be entitled to vote on the merger or amendment.

Low Trading Volumes and Shares Eligible for Public Sale After This Offering Could Adversely Affect Our Stock Price.

      Over recent years our stock has traded on relatively thin volumes. Accordingly, our stock price may be subject to increased volatility depending on the announcement of certain events, such as periodic variations in operating results. The market price of the convertible debentures is expected to be significantly affected by the market price of our shares of common stock. This may result in greater volatility in the trading value of the debentures than typically would be expected for nonconvertible debt securities.

      In addition, as of June 30, 2003, there were 3,853,785 shares of our common stock underlying vested stock options eligible for sale. We currently have on file a registration statement covering the shares underlying these options. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock from time to time.

Your Ability to Transfer the Debentures May be Limited by the Absence of an Active Trading Market and Restrictions on Transfer Under Applicable Securities Laws, and We Cannot Assure You that Any Active Trading Market Will Develop for the Debentures or That You Will be Able to Transfer or Resell Debentures Without Registration Under Applicable Securities Laws.

      The debentures and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act or any state securities laws and, unless they are registered, may not be offered or sold except under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. If no such exemption is available, you will not be able to sell your debentures or any common stock issued upon conversion of debentures. We have agreed to file a shelf registration statement pursuant to a registration rights agreement covering the resale of the debentures and the common stock issuable upon conversion of the debentures. If the shelf registration statement is not declared effective, the liquidity and price of the debentures and common stock issuable upon conversion of the debentures would be adversely affected. In addition, the registration statement may not be available to holders at all times, and selling security holders may be subject to certain restrictions and potential liability under the Securities Act.

      We do not intend to list the debentures on any national securities exchange. The initial purchasers are not obligated to make a market in the debentures and any market-making activities with respect to the debentures may be discontinued at any time without notice. Accordingly, we cannot assure you that an active public or other market will develop for the debentures or provide you with assurances as to the liquidity of the trading market for the debentures. If a trading market does not develop or is not maintained, holders of the debentures may experience difficulty in reselling the debentures or may be unable to sell them at all. If a market for the debentures develops, that market may be discontinued at any time. If a public trading market develops for the debentures, future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our financial condition and results of operations and the market for similar debentures. Depending on those and other factors, the debentures may trade at a discount from their principal amount.

Anti-takeover Provisions May Delay or Prevent Changes in Control or Deter a Third Party from Acquiring Us, Limiting Our Stockholders’ Ability to Profit from Such a Transaction.

      Our board of directors has the authority to issue up to 1,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. Furthermore, in 1998, we adopted a stockholder rights plan that entitles each outstanding common share to one preferred share purchase right. Each right entitles the registered holder to purchase one-thousandth of a share of series B junior participating preferred stock, par value $.01 per share (“Series B Preferred Stock”) at $125 per one-thousandth of a share. This authority to issue preferred stock, and our stockholder rights plan, could each have the effect of making it more difficult for a third party to acquire a majority of out outstanding voting stock. See “Description of Capital Stock — Stockholder Rights Agreement”.

      We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change in control of us. Section 203, the stockholder rights plan, and certain provisions of our certificate of incorporation, our bylaws and Delaware corporate law, may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. See “Description of Capital Stock — Anti-Takeover Effects of Provisions of Delaware Law and our Charter Documents”.

RECENT AMENDMENTS TO EXISTING SENIOR INDEBTEDNESS

      On September 16, 2003, we entered into a second amendment for our revolving credit facility that, among other things:

•	provided for the permanent reduction of the credit facility by at least $50 million to the extent we use the net proceeds from this offering to reduce our borrowings under that facility;

•	modified our permitted leverage ratio under the revolving credit facility; and

•	added provisions relating to repayment and modification of subordinated debt, and approved the subordination provisions of the debentures being offered in this offering circular.

      Our $75.0 million in aggregate principal amount of senior notes consists of three tranches: $25.0 million of 6.90% senior notes due January 30, 2007, $28.0 million 7.31% senior notes due January 30, 2012 and $22.0 million 7.85% senior notes due January 30, 2012. Due to the impact of the continued economic downturn on our business, in March 2003 we modified certain financial covenant requirements and definitions under the senior notes. At that time, as consideration for the amendment we agreed to a temporary increase in interest rates by 25 basis points, to 7.15%, 7.56% and 8.10%, respectively, which were to stay in effect until we met the original covenant requirements under our senior notes. We expect to enter into a third amendment for our senior notes prior to the closing of this offering that will, among other things:

•	make the existing temporary increase in interest rates permanent;

•	make a new temporary increase in interest rates of 10 basis points, which will remain in effect until we obtain an investment grade rating with respect to the senior notes;

•	require us to make an offer to repurchase up to $25.0 million of the senior notes at par with the net proceeds from this offering;

•	give the holders of senior notes a put option exercisable during the six months immediately prior to October 1, 2008, the first date on which holders of the debentures issued in this offering may require us to repurchase debentures;

•	adjust the fixed charge coverage ratio test to be 1.50 to 1.00 beginning as of the fourth quarter 2003 and for the remaining life of the senior notes;

•	add a debt to EBITDA ratio test of 3.25 to 1.00 and a senior debt to EBITDA ratio test of 2.50 to 1.00 in the covenant that limits our ability to incur indebtedness; and

•	remove a $25.0 million dollar limitation on potential acquisitions consummated before March 31, 2004.

ADDITIONAL INFORMATION

      As of August 31, 2003, there was $108.0 million of indebtedness outstanding under Bowne & Co., Inc.’s (the “Company”) revolving credit facility.

      As of August 31, 2003, the Company had 33,793,808 shares of common stock outstanding and there were 1,253 stockholders of record of the Company’s common stock.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOWNE & CO., INC.

By:	/s/ C. CODY COLQUITT

Name: C. Cody Colquitt

Title:	Senior Vice President and Chief Financial Officer

Dated: September 19, 2003

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated September 19, 2003